Exhibit 99.1

Contacts:

Media	Investor Relations
Nina Krauss	Mark Bendza
(704) 627-6035	(704) 627-6200
nina.krauss@honeywell.com	mark.bendza@honeywell.com

JAIME CHICO PARDO ANNOUNCES RETIREMENT FROM HONEYWELL BOARD, D. SCOTT DAVIS APPOINTED AS NEW INDEPENDENT LEAD DIRECTOR

Chico Pardo, who is President and CEO of ENESA, has served on the Board of Honeywell International Inc. since December 1999, and has served as independent Lead Director since January 2016

Davis, who is retired Chairman and CEO of UPS, has served on Honeywell’s Board since 2005

CHARLOTTE, N.C., December 6, 2019 -- Honeywell (NYSE: HON) today announced that Jaime Chico Pardo, 69, a 20-year member of its Board of Directors who has served as independent Lead Director since 2016, will retire from the Board effective at the time of the next Annual Shareowners Meeting on April 27, 2020. At that time, he will be succeeded as independent Lead Director by D. Scott Davis, 67, a 14-year Honeywell Board member who has chaired the Management Development and Compensation Committee (MDCC) since 2010. Davis also chaired the Honeywell Audit Committee from 2006-2010.
“Jaime has been instrumental in the transformation of Honeywell over the past two decades into one of the world’s largest, most admired and successful industrial companies, and his leadership and strategic contributions have laid the groundwork for our active transformation into a software-industrial company,” said Honeywell Chairman and Chief Executive Officer Darius Adamczyk. “While serving with tireless commitment with four CEOs, Jaime helped Honeywell globalize and bring its offerings to many new markets. He was relentless in opening doors to pursue new customer relationships, many of which have been very fruitful and sustaining. On a personal note, Jaime was instrumental in my transition into my current role through his deep understanding of the company and through his outstanding communication and leadership skills, which have helped align broad sets of stakeholders in support of our key business strategies. I am grateful for everything Jaime has done to make Honeywell the highly successful company that it is today.”
Adamczyk continued: “In Scott Davis, we have another world-class business leader with significant expertise in management, strategy, finance and operations gained over his distinguished career at UPS. He has led global organizations in regulated industries that are aligned with Honeywell’s strategic end markets and where innovation is a critical enabler. He also led the transformation of UPS into a technology company. As Honeywell MDCC Chair, Scott consistently set the right tone for our culture of integrity and ethics at Honeywell. Scott is well-regarded by his fellow Board members and has the utmost respect of our management team. I have no doubt he will continue to contribute significantly to Honeywell’s ability to outperform its peers and deliver unparalleled value to our customers.”

Chico Pardo was elected as a Board member to the former Honeywell, Inc., in September 1998, and was elected on December 1, 1999, to the new Board for Honeywell International Inc. at the time of the AlliedSignal-Honeywell merger. He served on the Retirement Plans Committee from 1999 until it was dissolved in 2019. He was elected to the Corporate Governance and Responsibility Committee in 1999 and remains a member through his retirement date.
In addition, Chico Pardo became Honeywell’s independent Lead Director on January 1, 2016, and was re-elected on December 8, 2017. Honeywell’s independent Lead Director plays an important role in the company’s governance structure, serving as de facto leader of the independent Directors and as the single focal point charged with ensuring that the Board as a whole is providing appropriate independent oversight of management. Over the past several years, the Board has continually taken action to strengthen the role of independent Lead Director.
Outside of Honeywell’s Board, Chico Pardo has served as President and Chief Executive Officer of ENESA, S.A. de C.V., a private fund that invests in the Mexican energy and health sectors since 2010. He previously served as Co-Chairman of the Board of Telefonos de Mexico, S.A.B. de C.V. (TELMEX), a telecommunications company based in Mexico City. He also held additional senior management positions in telecommunications, manufacturing and investment banking.
Davis held a series of senior leadership positions over three decades at United Parcel Service, Inc., a leading global provider of package delivery, specialized transportation and logistics services. He served as Chairman and Chief Executive Officer from January 1, 2008, to September 2014, and after that served nearly two additional years as Non-Executive Chairman of UPS. Prior to joining UPS, Davis was Chief Executive Officer of II Morrow Inc., a technology company and developer of general aviation and marine navigation instruments.

Honeywell (www.honeywell.com) is a Fortune 100 technology company that delivers industry specific solutions that include aerospace products and services; control technologies for buildings and industry; and performance materials globally. Our technologies help everything from aircraft, buildings, manufacturing plants, supply chains, and workers become more connected to make our world smarter, safer, and more sustainable. For more news and information on Honeywell, please visit www.honeywell.com/newsroom.